Exhibit 2.3

AMENDMENT NO. 2

TO

STOCK PURCHASE AGREEMENT

This Second Amendment (the “Amendment”), effective this 26th day of March 2007, is to the Stock Purchase Agreement dated March 28, 2006, as amended November 2, 2006 (the “SPA”), by and among Caneum, Inc., a Nevada corporation (the “Buyer”), Tier One Consulting, Inc., a California corporation (the “Target”), and Michael A. Willner and Robert J. Morris, each an individual (collectively the “Sellers”).

RECITALS:

WHEREAS, in full satisfaction of §2(e)(viii) of the SPA, the Target and the Buyer have delivered to the Sellers a true, correct and complete schedule setting forth in reasonable detail the gross revenues generated by Target, Buyer, or any Affiliate of Buyer from the clients set forth on the Target Client List for the fiscal year ended December 31, 2006;

WHEREAS, the applicable gross revenues so generated exceeded $1,000,000, thus triggering the payment of the full amount of the First Contingent Installment Payment of $687,500, less any adjustments;

WHEREAS, the parties have determined that the permissible adjustments as provided in §2(e) of the SPA equal $1,975, providing for a payment of $685,525 to the Sellers under §2(e)(viii) of the SPA (the “Adjusted First Contingent Installment Payment”);

WHEREAS, the Buyer has proposed, and the Sellers have accepted, an adjustment to the payment schedule of the Adjusted First Contingent Installment Payment as set forth in this Amendment;

NOW, THEREFORE, pursuant to §11(j) of the SPA, the Buyer and the Sellers mutually agree to amend the SPA as follows:

§1. Definitions and Recitals. Unless otherwise designated herein, the definitions set forth in the SPA shall apply to this Amendment. Each of the recitals set forth above is hereby made a part of this Amendment.

§2. Amendment to Payment of the First Contingent Installment Payment. In lieu of the immediate pro rata payment of the full amount of the Adjusted First Contingent Installment Payment required pursuant to §2(e)(viii) of the SPA, the Buyer and the Sellers agree to the following payment plan:

(a) Initial Payments. On or before March 28, 2007, the Buyer shall pay a total of $341,775 to Sellers as follows: $174,305.30 (51%) to Mr. Morris and $167,469.8 (49%) to Mr. Willner

(b) Installment Payments. Commencing April 1, 2007, and on the first business day of each month thereafter, Buyer shall pay $10,000 each to Mr. Morris and to Mr. Willner, until the full amount of the remaining balance of the Adjusted First Contingent Installment Payment is fully satisfied. These installment payments shall bear interest at 8% per annum from the effective date of this Amendment until paid in full. Each monthly payment shall be allocated first to the payment of interest due and second to the payment of the principal amount of the obligation.

(c) Best Efforts to Prepay Balance. Buyer shall use its reasonable best efforts to increase the amount of the monthly payments to Sellers and to prepay the remaining balance of the Adjusted First Contingent Installment Payment on or before December 31, 2007.

§3. Conformity of Agreement. The parties confirm, agree, and acknowledge that the SPA shall be consistently amended, as needed, to conform to this Amendment.

§4. Republication of Agreement. Except as amended hereby, the SPA shall continue to be, and shall remain, in full force and effect. Except as provided herein, this Amendment shall not be deemed (i) to be a waiver of, or consent to, or a modification or amendment of, any other term or condition of the SPA or (ii) to prejudice any right or rights which the parties may now have or may have in the future under or in connection with the SPA or any of the instruments or agreements referred to therein, as the same may be amended, restated, supplemented or otherwise modified from time to time.

§5. Incorporation by Reference. The terms of the SPA are incorporated herein by reference and shall form a part of this Amendment as if set forth herein in their entirety.

IN WITNESS WHEREOF, each of the parties has executed this Amendment the respective day and year set forth below.

BUYER:

Caneum, Inc.

Date: March 26, 2007

By /s/ Suki Mudan
Suki Mudan, President

SELLERS:

Date: March 26, 2007

/s/ Michael A. Willner
Michael A. Willner, Individually

Date: March 26, 2007

/s/ Robert J. Morris
Robert J. Morris, Individually

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